EXECUTION VERSION

RECAPITALIZATION AGREEMENT
by and among
CLAIMS SERVICES GROUP, INC.,
WCAS SRS CO-INVESTMENT, L.P.,
WCAS SRS HOLDINGS, INC.,
SERVICE REPAIR SOLUTIONS, INC.,
WELSH, CARSON, ANDERSON & STOWE XI, L.P.
and, solely for the purposes of Section 7.14,
SOLERA HOLDINGS, INC.
MADE AND ENTERED INTO AS OF OCTOBER 3, 2013

K&E NY: 29592290.2

TABLE OF CONTENTS
Page
ARTICLE I THE CLOSING AND VARIOUS DELIVERIES                 2
1.1    Closing                                         2
1.2    Closing Transactions                                     3
1.3    Various Deliveries                                     3
1.4    The Newco Exchange                                     5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES     5
2.1    Organization of the Seller Parties                             5
2.2    Capital Structure of the Company                             6
2.3    Subsidiaries                                         7
2.4    Authority                                         8
2.5    No Conflict                                         8
2.6    Governmental Consents                                 9
2.7    No Changes                                         9
2.8    Brokers’ Fees                                         9
2.9    Transactions with Affiliates                                 9
2.10    No Newco Operations                                     10
2.11    Exclusivity of Representations                             10
ARTICLE III REPRESENTATION AND WARRANTIES OF SOLERA             10
3.1    Organization                                         10
3.2    Authority                                         11
3.3    No Conflict                                         11
3.4    Governmental Consents                                 11
3.5    Brokers’ Fees                                         12
3.6    Availability of Funds                                     12
3.7    Independent Investigation                                 12
3.8    Solera SEC Filings; Financial Condition                         13
3.9    Investment Representations                                 13
ARTICLE IV COVENANTS AND AGREEMENTS                     14
4.1    Conduct of Business of the Company                             14
4.2    No Solicitation                                     17
4.3    Access to Information                                     18
4.4    Public Disclosure                                     18
4.5    Reasonable Best Efforts                                 19
4.6    Antitrust Filings                                     19
4.7    Notification of Certain Matters                             22
4.8    WCAS SRS Contribution                                 22
4.9    Formation of Newco; the Newco Contribution                     22
4.10    Delayed Potential IR Transactions                             22
4.11    Unpaid Transaction Expenses                                 23

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TABLE OF CONTENTS
(Continued)
Page

4.12    Redemption of 2018 Notes                                 23
ARTICLE V CONDITIONS TO THE CLOSING TRANSACTIONS             25
5.1    Conditions to the Obligations of Each Party to Effect the Closing Transactions     25
5.2    Additional Conditions to the Obligations of Solera                     26
5.3    Additional Conditions to the Obligations of the Seller Parties             27
ARTICLE VI TERMINATION, AMENDMENT AND WAIVER                 28
6.1    Termination                                         28
6.2    Effect of Termination                                     29
6.3    Amendment                                         30
6.4    Extension; Waiver                                     30
ARTICLE VII GENERAL PROVISIONS                             30
7.1    Survival of Representations, Warranties, Covenants and Agreements         30
7.2    Notices                                         31
7.3    Interpretation                                         32
7.4    Assignment                                         33
7.5    Entire Agreement                                     33
7.6    Third Party Beneficiaries                                 33
7.7    Expenses                                         34
7.8    Severability                                         34
7.9    Remedies                                         34
7.10    Governing Law                                     35
7.11    Consent to Jurisdiction                                 35
7.12    WAIVER OF JURY TRIAL                                 35
7.13    Counterparts                                         36
7.14    Guaranty                                         36

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INDEX OF ANNEXES, SCHEDULES AND EXHIBITS
Annex        Description
Annex A    Defined Terms
Annex B    Knowledge

Exhibits    Description
Exhibit A    Stockholders Agreement
Exhibit B    Registration Rights Agreement
Exhibit C    Newco Certificate of Incorporation
Exhibit D    Newco Bylaws

THIS RECAPITALIZATION AGREEMENT (this “Agreement”) is made and entered into as of October 3, 2013 by and among Claims Services Group, Inc., a Delaware corporation (“Solera”), WCAS SRS Co-Investment, L.P., a Delaware limited partnership (“WCAS SRS”), WCAS SRS Holdings, Inc., a Delaware corporation (the “Company”), Service Repair Solutions, Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of the Company (“SRS”), Welsh, Carson, Anderson & Stowe XI, L.P., a Delaware limited partnership (“WCAS”) and, solely for the purposes of Section 7.14, Solera Holdings, Inc., a Delaware corporation and the indirect parent of Solera (“Solera Parent”). Capitalized terms in this Agreement have the respective meanings ascribed to them in this Agreement or in Annex A.
RECITALS
A.As of the date of this Agreement, WCAS and certain other parties set forth on Section A of the Disclosure Schedule (collectively, the “WCAS Investors”) collectively own beneficially and of record 390,300.8523 shares of common stock, par value $0.01 (“Company Common Stock”) of the Company, which represents all of the issued and outstanding capital stock of the Company.
B.On the Closing Date, but prior to the Closing, the WCAS Investors will contribute all of the Company Common Stock to WCAS SRS, and in exchange, WCAS SRS will issue limited partnership interests of WCAS SRS to the WCAS Investors (collectively, the “WCAS SRS Contribution”).
C.Following the WCAS SRS Contribution, the Company will be a wholly owned Subsidiary of WCAS SRS.
D.On the Closing Date, following the WCAS SRS Contribution, but prior to the Closing, WCAS SRS will contribute all of the shares of Company Common Stock to SRS Investment Holdings, Inc., a Delaware corporation (“Newco”), and in exchange, Newco will issue to WCAS SRS (i) 8,000 shares of Class A Common Stock of Newco, par value $0.01 (the “Newco Class A Common Stock”) and (ii) 382,300.8523 shares of Class B Common Stock of Newco, par value $0.01 (the “Newco Class B Common Stock” and, together with the Newco Class A Common Stock, the “Newco Common Stock”) (collectively, the “Newco Contribution”).
E.Following the Newco Contribution, the Company will be a wholly owned Subsidiary of Newco.
F.At the Closing, contemporaneously with the Newco Issuance (as defined below), subject to the terms and conditions of this Agreement, Solera desires to purchase from WCAS SRS, and WCAS SRS desires to sell to Solera, (i) subject to Section 4.12(b), 4,000 shares (the “WCAS SRS Class A Sale Shares”) of Newco Class A Common Stock for an aggregate purchase price of $4,000,000.00 (the “WCAS SRS Class A Sale Price”) and (ii) 97,124.8819 shares (the “WCAS SRS Class B Sale Shares” and, together with the WCAS SRS Class A Sale Shares, the “WCAS SRS Sale Shares”) of Newco Class B Common Stock for an aggregate purchase price of $97,124,881.90 (the “WCAS SRS Class B Sale Price” and, together with the WCAS SRS Class A Sale Price, the “WCAS SRS Sale Price”) (collectively, the “WCAS SRS Sale”).
G.At the Closing, contemporaneously with the WCAS SRS Sale, subject to the terms and conditions of this Agreement, Solera desires to purchase from Newco, and Newco desires to issue and sell to Solera, (i) 71,000.00000 shares (the “Newco Class A Issuance Shares”) of Newco Class A Common Stock for an aggregate purchase price of $71,000,000.00 (the “Newco Class A Purchase Price”) and (ii) 117,051.0885 shares (the “Newco Class B Issuance Shares” and, together with the Newco Class A Issuance Shares, the “Newco Issuance Shares”) of Newco Class B Common Stock for an aggregate purchase price of $117,051,088.50 (the “Newco Class B Purchase Price” and, together with the Newco Class A Purchase Price, the “Newco Purchase Price”) (collectively, the “Newco Issuance”).
H.On the Closing Date, Newco will (through its direct and indirect Subsidiaries or through the direction of proceeds as set forth in this Agreement) repay all Indebtedness outstanding under the Credit Agreement (the “Credit Agreement”), dated July 25, 2013, by and among SRS DR Holdco LLC, as borrower, SRS, the lenders party thereto and General Electric Capital Corporation, as administrative agent, revolver agent and issuing lender (subject to the additions contemplated by Section 4.12(b), the “Closing Indebtedness”).
I.The parties desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE CLOSING AND VARIOUS DELIVERIES
1.1    Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE V, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place as promptly as practicable after the execution and delivery of this Agreement by the parties hereto, but not earlier than two (2) Business Days following satisfaction or waiver of the conditions set forth in ARTICLE V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY, 10022, unless another time and/or place is mutually agreed upon in writing by Solera and WCAS SRS. Notwithstanding the foregoing, unless otherwise mutually agreed upon in writing by Solera and WCAS SRS, the Closing shall not take place prior to the earlier of (a) the second (2nd) Business Day following the consummation of the 2018 Note Redemption and (b) the date that is ninety (90) days after the date of this Agreement or, if such date is not a Business Day, the first Business Day immediately subsequent thereto. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

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1.2    Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions at the Closing (the “Closing Transactions”):
(a)    Newco Issuance. WCAS SRS shall cause Newco to sell, issue and convey to Solera the Newco Issuance Shares free and clear of Liens (other than as set forth in the Stockholders Agreement and the Registration Rights Agreement), and Solera shall purchase the Newco Issuance Shares from Newco. In full consideration for the Newco Issuance Shares, Solera shall pay or cause to be paid to Newco, by wire transfer of immediately available funds, the Newco Purchase Price.
(b)    WCAS SRS Sale. WCAS shall cause WCAS SRS to, and WCAS SRS shall, sell, assign and convey to Solera the WCAS SRS Sale Shares free and clear of Liens (other than as set forth in the Stockholders Agreement and the Registration Rights Agreement), and Solera shall purchase the WCAS SRS Sale Shares from WCAS SRS. In full consideration for the WCAS SRS Sale Shares, Solera shall pay or cause to be paid to WCAS SRS, by wire transfer of immediately available funds, the WCAS SRS Sale Price.
(c)    Repayment of the Closing Indebtedness. The Company and SRS shall, and WCAS SRS shall cause Newco to, use the Newco Purchase Price and, to the extent necessary, cash on the balance sheet of the Company and its Subsidiaries to pay or cause to be paid, by wire transfer of immediately available funds, all of the Closing Indebtedness; provided, however, solely for administrative convenience, Solera may, at its option, pay all or a portion of the Newco Purchase Price sufficient to satisfy all or a portion of the Closing Indebtedness directly to the holder(s) of such Closing Indebtedness.
1.3    Various Deliveries.
(a)    Deliveries by the Seller Parties.
(i)    Two Business Days prior to the Closing, the Company shall prepare and deliver to Solera a certificate setting forth a good faith estimate of (A) the amount of all outstanding Indebtedness of Newco, the Company and its Subsidiaries as of the Closing, and (B) Available Cash.
(ii)    At the Closing, WCAS SRS shall deliver to Solera share certificates representing the WCAS SRS Sale Shares, together with duly executed stock powers assigning such WCAS SRS Sale Shares to Solera or its designee.
(iii)    At the Closing, Newco shall deliver to Solera or its designee share certificates representing the Newco Issuance Shares.
(iv)    At the Closing, WCAS SRS and Newco shall deliver to Solera a Stockholders Agreement, in the form attached as Exhibit A, subject to modification to reflect changes contemplated by Section 4.12(b), and dated as of the Closing Date (the “Stockholders Agreement”), duly executed by WCAS SRS and Newco.

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(v)    At the Closing, WCAS SRS and Newco shall deliver to Solera a Registration Rights Agreement, in the form attached as Exhibit B and dated as of the Closing Date (the “Registration Rights Agreement”), duly executed by WCAS SRS and Newco.
(vi)    At the Closing, WCAS SRS shall deliver to Solera, an affidavit, sworn under penalties of perjury, stating that WCAS SRS is not a “foreign person” as defined in Section 1445 of the Code, dated as of the Closing Date and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code.
(vii)    At the Closing, the Company shall deliver to Solera an executed termination agreement, in form and substance reasonably satisfactory to Solera, with respect to each Affiliate Contract, except for those Affiliate Contracts set forth in Section 1.3(a)(vii) of the Disclosure Schedule.
(viii)    At the Closing, WCAS SRS, Newco and the Company shall deliver to Solera the executed contribution and exchange agreement dated as of the Closing Date pursuant to which the Newco Contribution shall occur.
(ix)    At the Closing, Newco shall deliver to WCAS that certain letter agreement with respect to VCOC management rights dated as of the Closing Date (the “Management Rights Letter”).
(x)    At the Closing, Newco and WCAS SRS shall deliver that certain letter agreement with respect to the pass-through of certain rights to Solera dated as of the Closing Date (the “Side Letter”).
(b)    Deliveries by Solera.
(i)    At the Closing, Solera shall deliver to WCAS SRS and Newco the Stockholders Agreement, subject to modification to reflect changes contemplated by Section 4.12(b), duly executed by Solera.
(ii)    At the Closing, Solera shall deliver to WCAS SRS and Newco the Registration Rights Agreement, duly executed by Solera.
(iii)    At the Closing, Solera shall deliver to Newco and WCAS SRS the Side Letter, duly executed by Solera.
(iv)    At the Closing (as contemplated by, and without duplication of, Section 1.2(b)), Solera shall deliver to WCAS SRS, the WCAS SRS Sale Price.
(v)    At the Closing (as contemplated by, and without duplication of, Section 1.2(a)), Solera shall deliver to Newco, or the one or more parties specified in Section 1.2(c), the Newco Purchase Price.
1.4    The Newco Exchange. On the third Business Day following the Closing Date, Solera shall irrevocably contribute and deliver to Newco all of the Newco Class A Issuance

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Shares, free and clear of all liens, endorsed in blank and accompanied by duly executed assignment documents, and in exchange therefor, simultaneously with such contribution and delivery, Solera and WCAS SRS shall cause Newco to issue to Solera the same number of shares of Class B Common Stock.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
Subject to Sections 2.11 and 3.7, each of WCAS SRS, the Company and SRS (collectively, the “Seller Parties”), severally and not jointly, hereby represents and warrants to Solera, except as disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers in this ARTICLE II; provided, however, that any disclosure under one such section or paragraph number shall be deemed to have been disclosed for each other section of the Disclosure Schedule to the extent that the relevance of such disclosure to such other sections of the Disclosure Schedule is reasonably apparent on its face without reference to any underlying document) supplied by the Company to Solera on the date of this Agreement (the “Disclosure Schedule”) as to the matters specified in this ARTICLE II.
2.1    Organization of the Seller Parties.  WCAS SRS is a limited partnership, the Company is a corporation and SRS is a corporation. WCAS SRS and the Company were duly organized or incorporated, as applicable. Each of WCAS SRS, SRS and the Company are validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation, as applicable. At the Closing, Newco will be a corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Seller Parties has the power to own its properties and to carry on its business as currently conducted in all material respects. At the Closing, Newco will have the corporate power to own its properties and to carry on its business as currently contemplated in all material respects. At the Closing, Newco’s certificate of incorporation and bylaws (collectively, the “Newco Charter Documents”) shall be as set forth on Exhibit C and Exhibit D, respectively. At the Closing, Newco will not be in violation, of any of the provisions of the Newco Charter Documents. The Company has made available to Solera a true and correct copy of its certificate of incorporation and bylaws (collectively, the “Company Charter Documents”). The Company is not in violation of any of the provisions of the Company Charter Documents.
2.2    Capital Structure of the Company.
(c)    Immediately prior to the Closing, the authorized capital stock of Newco shall consist of (i) 80,000 shares of Newco Class A Common Stock, 8,000 shares of which will be issued and outstanding and none of which will be held in treasury, and (ii) 750,000 shares of Newco Class B Common Stock, 382,300.8523 shares of which will be issued and outstanding and none of which will be held in treasury. Immediately prior to the Closing and following the Newco Contribution, all of the issued and outstanding shares of Newco Common Stock will be owned beneficially and of record by WCAS SRS. At the Closing, the issued and outstanding limited partnership interests of WCAS SRS will be owned beneficially and of record as set forth in Section 2.2(a)(i) of the Disclosure Schedule, which sets forth the type and class of each limited partnership interest that will be owned by the holders set forth therein. All (x) Newco Common Stock that will be outstanding

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immediately prior to the Closing and following the Newco Contribution and (y) Newco Issuance Shares that will be issued pursuant to the Newco Issuance, will, in each case, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Newco Charter Documents, or any agreement to which Newco is a party or by which it is bound (other than as set forth in the Stockholders Agreement), and will have been issued in compliance with applicable securities Laws assuming the representations and warranties specified in Section 3.9 are true and correct. The authorized, issued and outstanding equity securities of WCAS SRS Parent are as set forth in Section 2.2(a)(ii) of the Disclosure Schedule. Since the Acquisition Time, none of SRS or its Subsidiaries has issued any equity securities. The authorized, issued and outstanding shares of the Company are as set forth on Section 2.2(a)(iii) of the Disclosure Schedule. To the Knowledge of WCAS, there are no outstanding Dissenting Shares. The 2003 Plan and the 2007 Plan and all Company Options (as such terms are defined in the Merger Agreement) were terminated in accordance with Section 1.6(c) of the Merger Agreement.
(d)    Immediately following the Closing, the authorized, issued and outstanding equity securities of Newco shall be as set forth on Section 2.2(b) of the Disclosure Schedule.
(e)    None of Newco, the Company or WCAS SRS Parent maintains any stock option plan or other plan providing for equity compensation of any Person. Since the Acquisition Time, no stock option plan or other plan providing for equity compensation of any Person has been created by, or on behalf of, SRS or its Subsidiaries.
(f)    None of Newco, the Company, WCAS SRS Parent or, since the Acquisition Time, SRS or any of SRS’s Subsidiaries has granted any options to purchase equity securities or any other type of stock award. Other than as set forth in this Agreement, the Stockholders Agreement and the Registration Rights Agreement, there are no options, warrants, calls, puts, rights, commitments or agreements of any character to which Newco, the Company or WCAS SRS Parent is a party or by which it is bound, obligating such Person to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of such Person, and, since the Acquisition Time, none of SRS or any of SRS’s Subsidiaries has granted any options, warrants, calls, puts or rights, or entered into any related commitments or agreements of any character obligating such Person to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of such Person. There are no outstanding or authorized stock appreciation, stock unit, phantom stock, profit participation or other similar rights with respect to Newco, the Company or WCAS SRS Parent, and, since the Acquisition Time, none of SRS or any of SRS’s Subsidiaries has granted or issued any stock appreciation, stock unit, phantom stock, profit participation or other similar rights. There are no outstanding bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) with respect to Newco, the Company or WCAS SRS Parent, and, since the Acquisition Time, none of SRS or any of SRS’s Subsidiaries has issued any bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights).
(g)    Except as set forth in Section 2.2(e) of the Disclosure Schedule, (i) there are no voting trusts, proxies or other agreements to which any of Newco, the Company or WCAS SRS

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Parent is a party, or into which SRS or any of its Subsidiaries have entered since the Acquisition Time, with respect to the voting of the Newco Common Stock or any other capital stock of or equity interest in Newco, the Company or any of the Company’s Subsidiaries, and (ii) none of Newco; the Company; WCAS SRS Parent; to the Knowledge of the Company, any other Person (other than SRS or any of SRS’s Subsidiaries); or, since the Acquisition Time, SRS or any of SRS’s Subsidiaries, has granted any rights of first refusal or similar rights with respect to Newco Common Stock or any capital stock of or equity interest in Newco, the Company, WCAS SRS Parent, SRS or any of SRS’s Subsidiaries, as applicable.
(h)    Section 2.2(f) of the Disclosure Schedule lists (i) (x) all Indebtedness of Newco, the Company or WCAS SRS Parent and (y) all Indebtedness of SRS or any of its Subsidiaries entered into in connection with the Prior Merger or since the Acquisition Time, and (ii) for each item of Indebtedness, the material agreement(s) governing such Indebtedness.
2.3    Subsidiaries.
(a)    Section 2.3(a) of the Disclosure Schedule lists each Subsidiary of the Company and its applicable jurisdiction of incorporation or formation, as disclosed in the Merger Agreement (other than with respect to WCAS SRS Parent). Since the Acquisition Time, none of the Company or any of its Subsidiaries has acquired or disposed of any shares of capital stock of, or any other equity or voting interest in, any other corporation, partnership, association, joint venture or other business entity. All of the outstanding shares of capital stock of, or other equity or voting interests in, WCAS SRS Parent have been validly issued and are fully paid and nonassessable and are owned directly by the Company, free and clear of all Liens (other than Permitted Liens), except for restrictions imposed by applicable securities Laws. Since the Acquisition Time none of SRS or any of its Subsidiaries has granted any Liens (other than Permitted Liens). No Person other than the Company owns any outstanding shares of capital stock of, or other equity or voting interests in, WCAS SRS Parent. Since the Acquisition Time, none of SRS or any of SRS’s Subsidiaries has issued any shares of capital stock or other equity or voting interests.
(b)    Prior to the Newco Contribution, Newco will not own any shares of capital stock of, or any other equity or voting interest in, any Person. Following the Newco Contribution and at the Closing, Newco shall hold beneficially and of record all of the issued and outstanding shares of the Company.
2.4    Authority.  Each of the Seller Parties has the requisite corporate or limited partnership, as applicable, power and authority to enter into and deliver this Agreement and to perform its obligations hereunder (including the consummation by such Seller Party of the transactions contemplated hereby). The execution and delivery by each Seller Party of this Agreement and the performance by such Seller Party of its obligations under this Agreement (including the consummation by such Seller Party of the transactions contemplated hereby) have been duly authorized by all necessary corporate or limited partnership action on the part of such Seller Party, and no other corporate or limited partnership proceedings on the part of such Seller Party are necessary to authorize the execution or delivery by such Seller Party of this Agreement or the performance by such Seller Party of its obligations under this Agreement in accordance with its terms (including the consummation by such Seller Party of the

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transactions contemplated hereby). This Agreement has been duly executed and delivered by such Seller Party and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforceability may be subject to (a) the Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) general principles of equity.
2.5    No Conflict.  Except as set forth in Section 2.5 of the Disclosure Schedule, assuming the receipt or making of the consents, waivers, approvals, orders, authorizations, registrations, declarations and filings specified in Section 2.6, the execution and delivery by WCAS SRS, the Company and, to the Knowledge of the Company, SRS of this Agreement does not, and the performance by such Seller Party of its obligations under this Agreement (including the consummation by such Seller Party of the transactions contemplated hereby) will not, conflict with, result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit (any such event, a “Conflict”) under (a) any provision of such Seller Party’s or Subsidiary of such Seller Party’s charter, formation or other governing documents, (b) any Contract, Company Material Contract or Company Permit of such Seller Party or its Subsidiaries, or (c) any Law or Order applicable to such Seller Party or any of its Subsidiaries, or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for such Conflicts which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or the ability of any Seller Party to consummate the transactions contemplated in this Agreement.
2.6    Governmental Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to any Seller Party or its Subsidiaries in connection with the execution and delivery by the Seller Parties of this Agreement or the performance by such Seller Party of its obligations under this Agreement (including the consummation by such Seller Party of the transactions contemplated hereby), except for (a) the applicable requirements of the HSR Act or under any Antitrust Law as set forth in Section 2.6 of the Disclosure Schedule, (b) any filings required by applicable securities Laws and (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
2.7    No Changes.
(a)    Except as set forth in Section 2.7(a) of the Disclosure Schedule, since the Acquisition Time to and including the date of this Agreement, except in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby or the Prior Merger, the Company and its Subsidiaries have operated in all material respects in the ordinary course of business, and, to the Knowledge of the

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Company, have not taken any action which if taken during the Pre-Closing Period would be prohibited by Section 4.1(b).
(b)    Since the Acquisition Time, there has not been, occurred or arisen any event, change, circumstance, development, condition or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(c)    Except as set forth in Section 2.7(c) of the Disclosure Schedule, to the Knowledge of WCAS, there (i) are no claims that can be made (including claims that would erode the retention amount) by WCAS SRS Parent against any insurance policy related to the Merger Agreement, including that certain Buyer-Side Representations and Warranties Insurance Policy (policy# 23092391), and (ii) were no inaccuracies or breaches of the representations and warranties of SRS set forth in the Merger Agreement as of the Acquisition Time.
2.8    Brokers’ Fees.  There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by, or is authorized to act on behalf of, Newco, the Company or any of the Company’s Subsidiaries that is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission from Newco, the Company or any of the Company’s Subsidiaries in connection with the transactions contemplated by this Agreement.
2.9    Transactions with Affiliates. Section 2.9 of the Disclosure Schedule sets forth all contracts or arrangements (other than employment arrangements of employees of the Company or any of its Subsidiaries) between Newco, the Company or any of the Company’s Subsidiaries, on the one hand, and WCAS or any of its Affiliates (other than Newco, the Company or any of the Company’s Subsidiaries), on the other hand (each, an “Affiliate Contract”).
2.10    No Newco Operations. At the Closing, other than with respect to the Newco Contribution, Newco Issuance and entry into the Stockholders Agreement, the Registration Rights Agreement, the Side Letter, the Management Rights Letter and the other transactions contemplated by this Agreement, Newco will be a newly formed entity with no Contracts, assets, liabilities or operations of any type or nature.
2.11    Exclusivity of Representations. None of WCAS, WCAS SRS, SRS, the Company or any of the Company’s Subsidiaries (or any other Person) makes, or has made, any representation or warranty, express or implied, relating to facts, occurrences, the existence of and non-existence of or any other matter relating thereto for any period prior to the Acquisition Time, with respect to SRS or its Subsidiaries. Subject to the foregoing and except for the representations and warranties expressly set forth in this ARTICLE II, (a) none of WCAS, WCAS SRS, SRS, the Company or any of the Company’s Subsidiaries (or any other Person) makes, or has made, any representation or warranty, express or implied, relating to Newco, the Company, the Company’s Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, (b) no Person has been authorized by WCAS, WCAS SRS, SRS, the Company or any of the Company’s Subsidiaries to make any representation or warranty, express or implied, relating

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to Newco, the Company, any of the Company’s Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Solera or any of its Affiliates or the Representatives of any of the foregoing as having been authorized by any of WCAS, WCAS SRS, SRS, Newco, the Company or any of the Company’s Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Solera or any of its Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room made available to Solera in connection with the Prior Merger or in connection with presentations by the Company’s management, are not and shall not be deemed to be, or to include, representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in ARTICLE II.
ARTICLE III
REPRESENTATION AND WARRANTIES OF SOLERA
Solera hereby represents and warrants to each of the other parties hereto as follows:
3.1    Organization.  Solera is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Solera has the corporate power to own its properties and to carry on its business as currently being conducted in all material respects. Solera is duly qualified or licensed to do business and in good standing as a foreign corporation (if applicable) in each jurisdiction in which it conducts business, except in those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a Solera Material Adverse Effect. Solera made available to each Seller Party a true and correct copy of its certificate of incorporation and bylaws (collectively, the “Solera Charter Documents”). Solera is not in violation of any of the provisions of the Solera Charter Documents.
3.2    Authority.  Solera has the requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder (including the consummation by such party of the transactions contemplated hereby). The execution and delivery by Solera of this Agreement and the performance by Solera of its obligations under this Agreement (including the consummation by Solera of the transactions contemplated hereby) have been duly authorized by all necessary corporate and stockholder action on the part of Solera, and no other corporate proceedings on the part of Solera are necessary to authorize the execution or delivery by Solera of this Agreement or the performance by Solera of its obligations under this Agreement in accordance with its terms (including the consummation by Solera of the transactions contemplated hereby). This Agreement has been duly executed and delivered by Solera and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligations of Solera, enforceable against Solera in accordance with its terms, except as such enforceability may be subject to (a) the Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium

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and other similar Laws affecting or relating to creditors’ rights generally and (b) general principles of equity.
3.3    No Conflict.  Assuming the receipt or making of the consents, waivers, approvals, orders, authorizations, registrations, declarations and filings specified in Section 3.4, the execution and delivery by Solera of this Agreement does not, and the performance by Solera of its obligations under this Agreement (including the consummation by Solera of the transactions contemplated hereby) will not, Conflict with (a) any provision of the certificate of incorporation or bylaws of Solera, (b) any Contract or Permit that is material to Solera or any of its Subsidiaries, taken as a whole, or (c) any Law or Order applicable to Solera or any of it Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for such Conflicts which would not reasonably be expected to be, individually or in the aggregate, material to Solera and its Subsidiaries, taken as a whole, or the ability of Solera to consummate the transactions contemplated in this Agreement.
3.4    Governmental Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Solera in connection with the execution and, delivery by Solera of this Agreement or the performance by Solera of its obligations under this Agreement (including the consummation by Solera of the transactions contemplated hereby), except for (a) the applicable requirements of the HSR Act or under any other Antitrust Laws, (c) any filings required by applicable securities Laws and (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably be expected to be, individually or in the aggregate, material to Solera and its Subsidiaries, taken as a whole.
3.5    Brokers’ Fees.  There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Solera or any of its Affiliates that is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.
3.6    Availability of Funds.  Solera currently has, and will have at the Closing, sufficient immediately available funds to pay the Newco Purchase Price and the WCAS SRS Sale Price and any other fees, expenses and amounts to be paid by Solera in connection with the transactions contemplated by this Agreement.
3.7    Independent Investigation. Solera acknowledges that (a) none of WCAS, WCAS SRS, SRS, the Company or any of the Company’s Subsidiaries (or any other Person) makes, or has made, any representation or warranty, express or implied, relating to facts, occurrences, the existence of and non-existence of or any other matter relating thereto for any period prior to the Acquisition Time, with respect to SRS or its Subsidiaries, (b) for any period prior to the Acquisition Time, with respect to SRS or its Subsidiaries, Solera is solely relying on the representations and warranties with respect to SRS and its Subsidiaries provided in the Merger Agreement and that Solera shall have the indirect recourse of the Company with respect to breaches thereof or inaccuracies with respect thereto, and (c) the representations and

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warranties set forth in ARTICLE II with respect to SRS or its Subsidiaries solely relate to the period between the Acquisition Time and the date they are made herein. Solera acknowledges (for itself and on behalf of its Affiliates and the Representatives of any of the foregoing) that it has conducted and completed, to its satisfaction, its own investigation, analysis and evaluation of Newco, the Company and the Company’s Subsidiaries, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of Newco, the Company and the Company’s Subsidiaries as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from WCAS, WCAS SRS, SRS and the Company and has received responses it has no reason to believe are not adequate and sufficient to all such requests for information. Solera acknowledges (for itself and on behalf of its Affiliates and the Representatives of any of the foregoing) that, as of the date hereof, Solera and its Affiliates and Representatives (A) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of Newco, the Company and the Company’s Subsidiaries that Solera and its Affiliates and the Representatives of any of the foregoing, as of the date hereof, have requested to review and (ii) the electronic data room made available to Solera in connection with the Prior Merger, and (B) have had full opportunity to meet with the management of the Company and to discuss the business and assets of Newco, the Company and the Company’s Subsidiaries. Solera acknowledges and agrees (for itself and on behalf of its Affiliates and the Representatives of any of the foregoing) that, except for the representations and warranties expressly set forth in ARTICLE II, (x) none of WCAS, WCAS SRS, SRS, the Company or any of the Company’s Subsidiaries (or any other Person) makes, or has made, any representation or warranty, express or implied, relating to Newco, the Company, the Company’s Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and neither Solera nor any of its Affiliates or the Representatives of any of the foregoing is relying on any representation or warranty except for those expressly set forth in ARTICLE II, (y) no Person has been authorized by WCAS, WCAS SRS, SRS, the Company or any of the Company’s Subsidiaries to make any representation or warranty, express or implied, relating to Newco, the Company, any of the Company’s Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Solera or any of its Affiliates or the Representatives of any of the foregoing as having been authorized by any of WCAS, WCAS SRS, Newco, SRS, the Company or any of the Company’s Subsidiaries (or any other Person), and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Solera or any of its Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room made available to Solera in connection with the Prior Merger or in connection with presentations by the Company’s management, are not and shall not be deemed to be, or to include, representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in ARTICLE II.
3.8    Solera SEC Filings; Financial Condition. Solera Parent has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under

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the Securities Act or the Exchange Act, as the case may be, since June 30, 2012 (collectively, the “Solera SEC Filings”). Each Solera SEC Filing (i) as of its respective effective date, in the case of Solera SEC Filings that are registration statements, or its respective filing date, in the case of all other Solera SEC Filings, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as of the applicable date of effectiveness or filing, as the case may be, and (ii) did not, at the time it was filed or effective, as the case may be (or, if amended, at the time (and taking into account the content) of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of Solera, none of the Solera SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.
3.9    Investment Representations. The Newco Common Stock to be acquired by Solera pursuant to this Agreement will be acquired for Solera’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state or foreign securities Laws, and such Newco Common Stock will not be disposed of in contravention of the Securities Act or any applicable state or foreign securities laws. Solera is an “accredited investor” within the meaning of Regulation D of the Securities Act, and is sophisticated in financial matters and able to evaluate the risks and benefits of the investment in the Newco Common Stock.
ARTICLE IV
COVENANTS AND AGREEMENTS
4.1    Conduct of Business of the Company.
(c)    During the Pre-Closing Period, except (x) as expressly permitted or required by this Agreement, (y) as expressly set forth in Section 4.1 of the Disclosure Schedule or (z) as otherwise consented to by Solera in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (i) operate the business of the Company and each of its Subsidiaries in the ordinary course consistent with past practices, (ii) use its commercially reasonable efforts to keep available the services of the Company’s and its Subsidiaries’ present officers and employees (other than in connection with ordinary course attrition or termination for cause) and (iii) use its commercially reasonable efforts to preserve the Company’s and its Subsidiaries’ beneficial relationships with customers, suppliers, distributors, licensors, licensees and others having such business dealings with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.1(b) shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of such specific provision.
(d)    During the Pre-Closing Period, except (x) as expressly permitted or required by this Agreement, (y) as expressly set forth in Section 4.1 of the Disclosure Schedule or (z) as otherwise consented to by Solera in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither Newco, nor the Company nor any of its Subsidiaries shall:

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(i)    (A) sell, license (other than non‑exclusive licenses of Technology or service related agreements in the ordinary course of business), abandon or assign or convey to any Person, or otherwise dispose of, any ownership of or any other right in, any Company Intellectual Property, or (B) enter into any Contract with respect to the development of any Technology with any other Person, other than in the ordinary course of business;
(ii)    other than in the ordinary course of business, (A) enter into any Contract which would have been required to have been disclosed on Section 2.13(a) of the Disclosure Schedule to the Merger Agreement had such Contract been entered into prior to the date of the Merger Agreement, or (B) amend any such Contract or any Company Material Contract (including in connection with obtaining any consent in connection with this Agreement);
(iii)    extend the term of or otherwise modify any provision of the lease agreement between Mobile Productivity, Inc. and Sunset Vegas Investors, LLC for the property located at 3505 East Sunset Road, Las Vegas, Nevada (including in connection with obtaining any consent in connection with this Agreement);
(iv)    declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or equity interests of such Person;
(v)    other than in connection with the WCAS SRS Contribution and the Newco Contribution, split, combine, reclassify, amend the terms of, encumber any capital stock or equity securities of such Person, or issue any other securities in respect of, in lieu of or in substitution for shares of capital stock or equity securities of such Person;
(vi)    other than in connection with the Newco Contribution, issue, grant, deliver or sell, pledge, dispose of or purchase, redeem or otherwise acquire, any shares of capital stock or other equity securities of Newco, the Company or any of the Company’s Subsidiaries or any phantom equity or stock appreciation rights or securities convertible into such shares, equity securities or subscriptions, rights, warrants or options to acquire any such shares, equity securities, convertible securities, phantom equity or stock appreciation rights;
(vii)    amend or otherwise modify any Newco Charter Documents, Company Charter Documents or Subsidiary Charter Documents;
(viii)    other than in connection with the Newco Contribution, acquire any Person or other business enterprise, business line, division or any material portion of the assets thereof (whether by merger, consolidation, sale of stock, sale of assets or otherwise);
(ix)    with respect to matters not addressed in clause (i) above, sell, lease, sublease, license, sublicense, convey or otherwise dispose of material assets, properties or rights of such Person, other than in the ordinary course of business;

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(x)    with respect to matters not addressed in clause (viii) above, merge or consolidate with or into any other Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(xi)    incur any Indebtedness, other than in the ordinary course of business, but in no event with a principal or notional amount in excess of $250,000 in the aggregate;
(xii)    grant any loans to any Person or purchase debt securities of any Person, other than in the ordinary course of business, but in no event with a principal or notional amount in excess of $250,000 in the aggregate;
(xiii)    other than in the ordinary course of business, forgive, cancel or compromise any material Indebtedness or claim or waive, release or assign any right of material value, including under any Company Material Contract;
(xiv)    except (x) in the ordinary course of business, (y) pursuant to a Company Employee Plan or Contract in effect as of the date of this Agreement or (z) as required by applicable Law, (A) adopt, amend or terminate any Company Employee Plan (including any underlying agreements), except as required to maintain the qualified status of such Company Employee Plan, (B) materially increase the compensation or other benefits payable to or to become payable to any Company Personnel, (C) pay any severance, change-in-control, retention or termination pay (in cash or otherwise) to any Company Personnel, (D) grant or announce any new stock option or other equity awards or increase the base salary of, or enter into any new bonus or incentive agreement with, any Company Personnel, or (E) hire any new employee having an annual base salary, commission opportunity and incentive compensation opportunity in excess of $150,000 in the aggregate;
(xv)    implement any employee layoffs that would reasonably be expected to implicate the WARN Act or any similar or related Law;
(xvi)    except as required by GAAP, change any accounting principles or practices or revalue any of its assets (whether tangible or intangible), including writing up, down or off the value of any material asset;
(xvii)    (A) make, revoke or change any material election in respect of Taxes, (B) adopt or change any accounting period or accounting method in respect of Taxes, (C) file any amended Tax Return, (D) enter into any closing agreement, settle, compromise, or fail to contest any claim or assessment in respect of Taxes, (E) surrender or abandon any right to claim a refund of Taxes, (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or (G) take any action or omit any action related to the filing of any Tax Return or the payment of any Tax if such action (or failure to act) would reasonably be expected to have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or any of its Subsidiaries;

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(xviii)    enter into any material transaction with any of its current or former directors, officers, employees or Affiliates (or any directors, officers or employees of any such Affiliate);
(xix)    mortgage, pledge or subject to any Lien, other than Permitted Liens, any of its material assets or leased real property;
(xx)    make any material changes in the manner in which such Person markets its products or services (including making any material change in the manner in which it extends discounts or credits to customers);
(xxi)    commence or settle any material Action, except in the ordinary course of business; or
(xxii)    agree in writing to take any of the actions described in clauses (i) through (xxi) of this Section 4.1(b).
Solera acknowledges and agrees that (x) nothing contained in this Agreement shall give Solera, directly or indirectly, the right to control or direct the operations of Newco, the Company or the Company’s Subsidiaries during the Pre-Closing Period, and (y) during the Pre-Closing Period, Newco and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.
4.2    No Solicitation.  During the Pre-Closing Period, neither WCAS, WCAS SRS, SRS, the Company nor any of the Company’s Subsidiaries shall, nor shall they authorize or permit any of their respective Representatives to, directly or indirectly, (a) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (b) furnish to any Person (other than Solera or any designees of Solera) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Solera or any of its Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries that would reasonably be expected to lead to an Acquisition Proposal, (c) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or (d) enter into any Contract relating to an Acquisition Proposal. To the extent permitted by applicable Law or confidentiality obligations (none of which that would limit the following actions shall be created or entered into by the Company during the Pre-Closing Period), the Company shall promptly notify Solera if any Representative of WCAS, WCAS SRS, SRS, the Company or any of their Affiliates receives or becomes aware of any receipt by such Persons of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, which shall include the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. Immediately following the execution of this Agreement, WCAS, WCAS SRS, SRS, the

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Company and their Affiliates shall, and shall cause each of their respective Subsidiaries, and shall direct their respective Affiliates and Representatives to, terminate any existing discussions or negotiations with any Persons, other than Solera (and their respective Affiliates and Representatives), concerning any Acquisition Proposal and request the return or destruction of any confidential or proprietary information regarding any of the Company and its Subsidiaries previously made available to any Persons, other than Solera (and its Affiliates and Representatives), in connection with such discussions or negotiations. During the Pre-Closing Period, unless prohibited from doing so by any existing confidentiality obligations to which it is bound, each of WCAS, WCAS SRS, SRS and the Company will promptly (and in any event within two (2) Business Days of receipt thereof) provide Solera with a copy of any written communication received by such Person from any other Person (other than Solera) that constitutes an Acquisition Proposal.
4.3    Access to Information.  During the Pre-Closing Period, the Company and its Subsidiaries shall afford Solera and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records, senior management and other Representatives of the Company and its Subsidiaries; provided, however, that the Company may restrict or otherwise prohibit access to any portion of any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; provided, further that the Company and its Subsidiaries shall use reasonable efforts to cooperate with Solera to reach an acceptable solution to make such documents and information available in full. In the event that the Company and its Subsidiaries do not provide access or information in reliance on the preceding sentence, the Company and SRS shall use their reasonable best efforts to communicate the applicable information to Person requesting access thereto in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 4.3 shall be conducted during normal business hours in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. Nothing in this Section 4.3 shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information. The Company shall deliver to Solera, for each month ending during the Pre-Closing Period, unaudited consolidated balance sheets and related statements of income of the Company and its Subsidiaries for such month in form consistent with past practice, no later than twenty (20) days after the end of such month.

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4.4    Public Disclosure.  The parties agree that no press release or public announcement regarding the subject matter of this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by WCAS SRS and Solera, except as may be required by applicable Law (including as may be required in connection with applicable Antitrust Laws), it being acknowledged and agreed that Solera is a publicly-traded corporation and therefore will be required to publicly disclose the execution and delivery of this Agreement and the transactions contemplated hereby, including on a current report on Form 8-K. If any such press release or public announcement is required by applicable Law to be made by any party hereto, prior to making such announcements, such party will deliver a draft of such announcement to the other party and shall give such other party a reasonable opportunity to comment thereon and will consider such comments in good faith. Prior to the Closing, the Company shall, and shall cause its Representatives to, use commercially reasonable efforts to provide Solera with information reasonably requested by Solera and reasonably necessary in connection with the preparation of any such filings required by Solera under the Exchange Act. The parties hereto agree that, unless otherwise limited, the provisions of this Section 4.4 shall survive the Closing and shall not (a) restrict any Affiliate of any party hereto which is a private equity or other investment fund from disclosing the transactions contemplated by this Agreement to its current or prospective investors or in providing general information about the subject matter of this Agreement in connection with its fund raising, marketing, informational or reporting activities or (b) restrict any party from enforcing its rights under this Agreement or defending any claims in connection herewith.
4.5    Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of Solera and the Seller Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with such other parties in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (a) cause the conditions to the Closing set forth in ARTICLE V to be satisfied; (b) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the transactions contemplated by this Agreement; and (c) obtain all necessary or appropriate consents, waivers and approvals under any Company Material Contracts in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Company Material Contracts following the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither Solera nor any Seller Party shall take any action, or fail to take any action, that is intended to have the effect of preventing, impairing, delaying or otherwise adversely affecting the consummation of the Closing or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, none of WCAS, WCAS SRS, the Company or any of the Company’s Subsidiaries shall be required to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers

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of) the existing terms of any Contract) to obtain the consent, waiver or approval of any Person under any Contract.
4.6    Antitrust Filings. Without limiting the generality of Section 4.5:
(a)    Each of Solera (and its Affiliates, if applicable) and, as applicable, WCAS SRS and the Company will use its reasonable best efforts to file or cause to be filed with the FTC and the Antitrust Division of the DOJ a Notification and Report Form (which shall not include a request for early termination of the waiting period under the HSR Act) relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than five (5) Business Days following the execution and delivery of this Agreement. Each of Solera and, as applicable, WCAS SRS and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) use its reasonable best efforts to respond as promptly as reasonably practicable to any inquiries or requests for additional information or documentation received from a Governmental Authority having jurisdiction over the Antitrust Laws, including a “second request”, (iv) use reasonable best efforts to take all actions necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers that may be required by any Governmental Authority, so as to enable WCAS SRS, Newco, SRS and Solera to consummate the transactions contemplated by this Agreement as soon as practicable, (v) not extend any waiting period under the HSR Act or any other Antitrust Laws without the prior written consent of the other party and (vi) not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party. Each of Solera and SRS shall be responsible for 50% of all filing fees incurred in connection with the transactions contemplated hereby under the HSR Act or any other Antitrust Laws.
(b)    Solera (and its Affiliates, if applicable) and, as applicable, WCAS SRS and the Company shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, Solera (and its Affiliates, if applicable) and, as applicable, WCAS SRS and the Company shall (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Closing Transactions, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep such other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Closing Transactions, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Closing Transactions, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental

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Authority regarding the Closing Transactions, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Closing Transactions, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in paragraphs (a), (b) and (c) of Section 5.1. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.
(c)    Each of Solera and, as applicable, WCAS SRS and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by this Section 4.6 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 4.6 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.
(d)    Solera shall take such action as may be required (i) by the applicable Governmental Authority (including the Antitrust Division of the DOJ or the FTC) in order to resolve such objections as such Governmental Authority may have to such transactions under applicable Law, or (ii) by any court or similar tribunal, in any Action brought by a private party or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any applicable Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of the transactions contemplated by this Agreement. For the avoidance of doubt, Solera shall take any and all actions necessary in order to ensure that (i) no requirement for a waiver, consent or approval of the FTC, the Antitrust Division or other Governmental Authority, (ii) no decree, judgment, injunction, temporary restraining order or any other order in any Action, and (iii) no other matter relating to any antitrust or competition Law, would preclude consummation of the Closing Transactions by the End Date.
(e)    Notwithstanding the foregoing, nothing in this Agreement shall require WCAS SRS, Solera, the Company or any of their respective Affiliates (i) to propose or agree to accept any agreement or condition, to enter into any consent decree, to make any divestiture, to accept any restriction, or take any other action that, in the reasonable judgment of WCAS SRS, Solera or the Company, as applicable, would reasonably be expected to limit the right of such Person (or its Affiliates) to own or operate all or any portion of its respective businesses or assets or those businesses and assets involved in the transactions contemplated by this Agreement, if, in the aggregate, such proposal, agreement or condition would be material and adverse to the business of such Person, taken as a whole, or (ii) otherwise, to litigate, pursue or defend against any action or proceeding (including any temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement as being in violation of the HSR Act. Notwithstanding clause (i) of the immediately preceding sentence, neither Solera, nor any of its Affiliates shall be

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required to take the actions described in such clause (i) above if such limitation(s) would have reduced Solera’s and its Affiliates’ consolidated revenue during the 12-month period most recently ended prior to the request for such limitation(s) on a pro forma basis, assuming such limitation(s) were effective during the entire prior 12-month period, by $5,000,000 or more (a “Material Restriction”).
4.7    Notification of Certain Matters.
(a)    During the Pre-Closing Period, each of the Seller Parties shall give prompt notice to Solera upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate, or of any failure of such Seller Party to perform or comply with or satisfy any covenant or agreement to be performed or complied with by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would cause any of the conditions to the Closing Transactions set forth in Section 5.2(a) or Section 5.2(b) to not be satisfied at such time.
(b)    During the Pre-Closing Period, Solera shall give prompt notice to the Company and WCAS SRS upon becoming aware that any representation or warranty made by Solera in this Agreement has become untrue or inaccurate, or of any failure of Solera to perform or comply with any covenant or agreement to be performed or complied with by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would cause any of the conditions to the Closing Transactions set forth in Section 5.3(a) or Section 5.3(b) to not be satisfied at such time.
4.8    WCAS SRS Contribution. Subject to the fulfillment of Closing conditions at or prior to the Closing (other than those conditions that by their nature are to be satisfied at Closing), prior to the Closing, WCAS and WCAS SRS shall do all things necessary and proper to, and shall cause the other WCAS Investors to, consummate the WCAS SRS Contribution at the Closing and substantially contemporaneously with the Closing of the other transactions contemplated by this Agreement.
4.9    Formation of Newco; the Newco Contribution. Prior to the Closing, WCAS and WCAS SRS shall cause the formation of Newco and shall cause Newco to, prior to and at Closing, have in effect the Certificate of Incorporation attached hereto as Exhibit C and the Bylaws attached hereto as Exhibit D. Subject to the fulfillment of Closing conditions at or prior to the Closing (other than those conditions that by their nature are to be satisfied at Closing), prior to the Closing, WCAS and WCAS SRS shall, and shall cause Newco to, do all things necessary and proper to cause the consummation of the Newco Contribution at the Closing and substantially contemporaneously with the Closing of the other transactions contemplated by this Agreement.
4.10    Delayed Potential IR Transactions. The parties hereto acknowledge and agree that, on or prior to the date that is ten (10) months following the date of this Agreement, Solera shall be able to elect to purchase, directly or indirectly, Auto Point, Inc., a Delaware corporation and a wholly-owned Subsidiary of SRS (“API”), and Mobile Productivity, Inc., a Nevada corporation and a wholly-owned Subsidiary of SRS (“MPI”) from SRS at an aggregate

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purchase price equal to $18,000,000, on a cash-free basis (collectively, the “IR Transactions”); provided that the IR Transactions must close on or prior to the first anniversary of the date of this Agreement. If Solera elects to engage in the IR Transactions, WCAS SRS and Solera shall negotiate in good faith the terms, which in all cases shall be subject to the approval of WCAS SRS and Solera, of an Equity Purchase Agreement, a Transition Services Agreement and such other licenses and other agreements to provide API and MPI with appropriate arrangements for those entities to reasonably continue their businesses as previously conducted in all material respects, with such compensation to the Company as is reasonable and customary on an arm’s length basis. Unless WCAS SRS and Solera mutually agree otherwise, prior to the consummation of the IR Transactions, SRS shall (x) cause API to be converted into a Delaware limited liability company that is wholly owned by SRS and (y) cause MPI to be converted into a Nevada limited liability company that is wholly owned by SRS. Promptly following the consummation of the IR Transactions, Solera and WCAS SRS shall cause Newco to use the entire purchase price of the IR Transactions to redeem from each of Solera and WCAS SRS 9,000 shares of Class B Common Stock (or, to the extent either such party holds less than 9,000 shares of Class B Common Stock, Newco shall redeem a number of such party’s Class A Common Stock that together with the amount of Class B Common Stock held by such party equals 9,000 shares of Common Stock in the aggregate, and in any case, Newco shall redeem the same number of shares of Class B Common Stock and Class A Common Stock from each party to the extent possible) at a redemption price equal to $1,000 per share of Class B Common Stock or Class A Common Stock, as applicable.
4.11    Unpaid Transaction Expenses. SRS shall, at the Closing, pay or cause to be paid, by wire transfer of immediately available funds, all Unpaid Transaction Expenses in accordance with written instructions delivered by WCAS SRS or Solera, which instructions shall be delivered at least two (2) Business Days prior to the Closing Date.
4.12    Redemption of 2018 Notes.
(a)    Whether before or after the Closing, the Company shall use its, and shall cause its Representatives to use their, commercially reasonable efforts to cooperate with Solera and its Affiliates in connection with the arrangement of one or more financing transactions, which may include the issuance of debt or equity securities of Solera (or its Affiliates, if applicable) (the “Financing”), so long as the proceeds of which are primarily used to redeem all of the outstanding 2018 Notes under Section 3.07(b), or otherwise, of the 2018 Indenture (the “2018 Note Redemption”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and provided that, subject to the limitations below, such requested cooperation is of the type customarily provided in connection with financing arranged by purchasing parties in a leveraged acquisition) by: (i) responding at reasonable times to a reasonable number of due diligence inquiries from Solera’s (and its Affiliates’) financing sources with respect to the Company and its Subsidiaries and their operations; (ii) reviewing any information regarding the Company and its Subsidiaries included in any materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and prospectuses; (iii) using commercially reasonable efforts to reasonably promptly furnish Solera, its Affiliates, and their Representatives and financing sources with readily-available financial and

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other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Solera’s (and its Affiliates’) financing sources and is customary in connection with similar financing transactions (x) that would typically be included in either a registration statement filed under the Securities Act or an offering memorandum in connection with a private placement of debt securities by Solera (or one of its Affiliates) under Rule 144A of the Securities Act or (y) that is required for purposes of such Person’s due diligence review of the Company as a subsidiary or investment of Solera Parent, but not as a guarantor or otherwise as a credit party, in connection with such Financing; provided that (A) the foregoing shall not require the Company or SRS to include in any such registration statement or offering memorandum any audited or unaudited financial statements of the Company or SRS and (B) none of the Company, its Subsidiaries or its Representatives shall furnish any information that is proprietary to WCAS or its Affiliates or any information subject to attorney-client privilege or other confidentiality restrictions; and (iv) providing readily-available information related to the Company and its Subsidiaries, if any, required by regulatory authorities including under applicable “know your customer” and anti money laundering rules and regulations, including the Patriot Act; provided that, the foregoing notwithstanding, neither WCAS SRS, WCAS, Newco, the Company nor its Subsidiaries, whether before or after the Closing, shall have any obligation to, or to cause any of their respective Affiliates to, (1) participate in any meetings, (2) execute any agreement, certificate, document or instrument in connection with the Financing, (3) adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, or (4) incur any out-of-pocket costs.  Without limitation to clause (4) of the preceding sentence, Solera shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information used in connection therewith, and the foregoing obligations shall survive termination of this Agreement. All non-public or other confidential information provided by the Company and its Subsidiaries pursuant to this Section 4.12(a) shall be kept confidential in accordance with the Confidentiality Agreement, except that Solera and its Affiliates shall be permitted to disclose such information: (I) to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Financing, subject to the potential sources of capital, prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (in the context of a private placement of debt securities under Rule 144A of the Securities Act, such confidentiality undertakings as are customary in such a private placement) with the Company and its Subsidiaries and the Company and its Subsidiaries being beneficiaries of such confidentiality undertakings; or (II) in the context of a private placement of debt securities under Rule 144A of the Securities Act, pursuant to Regulation FD under the Exchange Act so that potential investors are not in possession of material non-public information during the Financing process.
(b)    If the 2018 Note Redemption does not occur on or prior to the Closing Date: (i) this Section 4.12 shall survive the Closing until such time as the 2018 Note Redemption has been consummated, (ii) the Stockholders Agreement to be entered into at the Closing shall be modified from the form attached as Exhibit A to include the alternative terms set forth on Section 4.12(b)-1 of the Disclosure Schedule and each party shall do all things necessary or desirable to cause such

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modifications to occur prior to the execution of the Stockholders Agreement at the Closing, (iii) WCAS SRS, Solera and Newco shall enter a customary Pledge and Security Agreement pursuant to which Solera’s Newco Common Stock shall serve as security for the WCAS Annual Put Right, the WCAS Special Put Right and the receipt of the Aggregate Call Purchase Price following the exercise of the S Call Right (each as defined in the Stockholders Agreement) for so long as any of the 2018 Notes are outstanding or any provision of the 2018 Indenture is still in effect, (iv) WCAS SRS, on the one hand, and Newco and Newco’s Subsidiaries, on the other hand, shall enter a customary Security Agreement pursuant to which the assets of Newco and its Subsidiaries shall serve as security for the WCAS Annual Put Right, the WCAS Special Put Right and the receipt of the Aggregate Call Purchase Price following the exercise of the S Call Right (each as defined in the Stockholders Agreement) for so long as any of the 2018 Notes are outstanding or any provision of the 2018 Indenture is still in effect, and Newco and its Subsidiaries shall assist WCAS SRS in perfecting liens with respect thereto, (v) the WCAS SRS Class A Sale Shares shall increase by one (1) share and the WCAS SRS Class A Sale Price shall increase by $1,000, (vi) the term “Closing Indebtedness” as used in this Agreement shall include the additional items set forth on Section 4.12(b)-2 of the Disclosure Schedule and (vii) to the extent that following the Closing Date any party hereto acquires knowledge that any Closing Indebtedness shall not have been repaid on or prior to the Closing, each of WCAS SRS, Solera, the Company and SRS shall, and shall, as applicable, cause Newco and its Subsidiaries to, use best efforts to repay and eliminate such Closing Indebtedness as soon as practicable, and if possible within sixty (60) days following the Closing Date.
ARTICLE V
CONDITIONS TO THE CLOSING TRANSACTIONS
5.1    Conditions to the Obligations of Each Party to Effect the Closing Transactions. The respective obligations of each party hereto to effect the Closing Transactions, as applicable, shall be subject to the satisfaction or (to the extent permitted by Law) waiver in writing by WCAS SRS and Solera, at or prior to the Closing, of the following conditions:
(a)    No Laws. No Governmental Authority of competent jurisdiction shall have enacted, issued or promulgated any Law that is in effect and has the effect of making the Closing Transactions illegal or which has the effect of prohibiting, enjoining, restraining or otherwise preventing the consummation of the Closing Transactions.
(b)    No Orders. No Governmental Authority of competent jurisdiction shall have issued or granted any Order that is in effect and has the effect of making the Closing Transactions illegal or which has the effect of prohibiting, enjoining, restraining or otherwise preventing the consummation of the Closing Transactions.
(c)    Antitrust Filings. All waiting periods (and extensions thereof) applicable to the Closing Transactions under the HSR Act shall have expired or otherwise been terminated.
5.2    Additional Conditions to the Obligations of Solera.  The obligation of Solera to effect the Closing Transactions also shall be subject to the satisfaction at or prior to the

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Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Solera:
(a)    Representations and Warranties.
(i)    The representations and warranties of the Seller Parties contained in Sections 2.5, 2.6 and 2.7(a) of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct as of such particular date), except where the failure to be so true and correct, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect (it being understood that all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases or qualifiers contained in such representations and warranties shall be disregarded for purposes of the foregoing determination).
(ii)    The representations and warranties of the Seller Parties contained in Sections 2.1, 2.2(e), 2.2(f), 2.3, 2.7(c), 2.8, 2.9 and 2.10 of this Agreement shall be true and correct in all material respects, on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct as of such particular date).
(iii)    The representations and warranties set forth in Sections 2.2(a), 2.2(c) and 2.2(d) (Capital Structure of the Company) shall be true and correct in all respects (other than any de minimis failures to be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date.
(iv)    The representations and warranties set forth in Section 2.2(b) (Capital Structure of Newco), Section 2.4 (Authority) and Section 2.7(b) (Company Material Adverse Effect) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date.
(b)    Covenants. Each of the Seller Parties and WCAS shall have performed and complied in all material respects with each covenant and agreement under this Agreement required to be performed and complied with by such Person prior to the Closing.
(c)    No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect.
(d)    Certificate of the Company. Solera shall have received a certificate, validly executed on behalf of the Company by an authorized executive officer of the Company, to the effect that, as of the Closing, the conditions to the obligations of Solera set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been satisfied.

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(e)    Contemporaneous Transactions. The WCAS SRS Contribution and the Newco Contribution shall occur on the Closing Date substantially contemporaneously with, but, with respect to the WCAS SRS Contribution and the Newco Contribution, immediately prior to, the Closing.
(f)    Deliveries. Solera shall have received the items set forth in Section 1.3(a).
5.3    Additional Conditions to the Obligations of the Seller Parties.  The obligation of the Seller Parties and WCAS to effect the Closing Transactions also shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by WCAS SRS:
(a)    Representations and Warranties.
(xxiii)    The representations and warranties of Solera contained in Sections 3.3, 3.4 and 3.8 of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except where the failure to be so true and correct, individually or in the aggregate, has not had and would not be reasonably likely to have a Solera Material Adverse Effect (it being understood that all “Solera Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases or qualifiers contained in such representations and warranties shall be disregarded for purposes of the foregoing determination).
(xxiv)    The representations and warranties of Solera contained in Sections 3.1, 3.5, 3.6, 3.7 and 3.9 of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct as of such particular date).
(xxv)    The representations and warranties set forth in Section 3.2 (Authority) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date.
(b)    Covenants. Solera shall have performed and complied in all material respects with all covenants and agreements under this Agreement required to be performed and complied by Solera prior to the Closing.
(c)    No Material Adverse Effect. There shall not have occurred a Solera Material Adverse Effect.
(d)    Certificate of Solera. WCAS SRS shall have received a certificate, validly executed on behalf of Solera by an executive officer of Solera, to the effect that, as of the Closing, the conditions to the obligations of the Company set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) have been satisfied.
(e)    Deliveries. WCAS SRS or Newco, as applicable, shall have received the items set forth in Section 1.3(b).

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ARTICLE VI
TERMINATION, AMENDMENT AND WAIVER
6.1    Termination.  This Agreement may be terminated and the other transactions contemplated hereby may be abandoned at any time prior to the Closing:
(g)    by mutual written consent of WCAS SRS and Solera;
(h)    by Solera or WCAS SRS if the Closing has not occurred before 5:00 p.m. (Central time) on the date that is sixty (60) days after the date of this Agreement (the “End Date”), unless, (i) on or prior to the End Date, either Solera or WCAS SRS elects, in its sole discretion upon written notice to the other party, to extend the End Date once to the date that is thirty (30) days following the End Date or, if such date is not a Business Day, to the first Business Day immediately subsequent thereto (the last day of such period, the “Extended End Date”); and (ii) on the Extended End Date, the conditions to Closing set forth in Sections 5.1(b) or 5.1(c) have not been fulfilled, but all other conditions to Closing shall be, or shall be capable of being, fulfilled, in which case, the End Date shall automatically be extended once more to the date that is thirty (30) days following the Extended End Date (provided that if the U.S. federal government shutdown which commenced on October 1, 2013, is still occurring on October 16, 2013, then either Solera or WCAS SRS may elect, in its sole discretion upon written notice to the other party, to further extend the period described in this clause (ii) by the number of days following October 15, 2013, during which such U.S. federal government shutdown is occurring); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party if the failure of such party to perform in any material respect any of its covenants or agreements under this Agreement has been a principal cause of the failure of the Closing Transactions to be consummated on or before such date.
(i)    by Solera or WCAS SRS if any Governmental Authority of competent jurisdiction (i) shall have enacted, issued or promulgated any Law that is in effect and has the effect of making the Closing Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Closing Transactions, or (ii) shall have issued or granted any Order that is in effect and has the effect of making the Closing Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Closing Transactions, and such Order shall have become final and non-appealable;
(j)    by Solera, if (i) Solera is not then in breach of this Agreement so as to cause a condition to closing set forth in Section 5.3(a) or Section 5.3(b) not to be satisfied, and (ii) there shall have been a breach of, or inaccuracy in, any representation or warranty made by the Company under this Agreement, or any failure of the Company to perform or comply with any covenant or agreement to be performed or complied with by it under this Agreement, in any such case if and only to the extent that such breach, inaccuracy or failure (A) would cause any of the conditions to the Closing Transactions set forth in Section 5.2(a), Section 5.2(b) or Section 5.2(e) to not be satisfied at such time and (B) is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach, inaccuracy or failure; or
(k)    by WCAS SRS, if (i) the Seller Parties are not then in breach of this Agreement so as to cause a condition to closing set forth in Section 5.2(a), Section 5.2(b) or Section 5.2(e) not to

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be satisfied, and (ii) there shall have been a breach of, or inaccuracy in, any representation or warranty made by Solera under this Agreement, or any failure of Solera to perform or comply with any covenant or agreement to be performed or complied with by it under this Agreement, in any such case if and only to the extent that such breach, inaccuracy or failure (A) would cause any of the conditions to the Closing Transactions set forth in Section 5.3(a) or Section 5.3(b) to not be satisfied at such time and (B) is not cured by Solera within thirty (30) days of receipt by Solera of written notice of such breach, inaccuracy or failure.
6.2    Effect of Termination.
(f)    Any proper and valid termination of this Agreement pursuant to Section 6.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto, as applicable, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or their respective Representatives, if applicable; provided, however, that, except as otherwise provided in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, to the extent proven, the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) resulting from any breach of this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that, the provisions of Section 4.4 (Public Disclosure), ARTICLE VII (General Provisions) and this Section 6.2 (Effect of Termination) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VI. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, which shall survive termination of this Agreement in accordance with its terms.
(g)    In the event that (i) this Agreement is validly terminated by WCAS SRS pursuant to Section 6.1(b) or 6.1(c) or by the parties pursuant to Section 6.1(a), (ii) either of the conditions set forth in Sections 5.1(b) and 5.1(c) is not satisfied, (iii) Solera chooses to exercise its rights set forth in the final sentence of Section 4.6(e) and (iv) at the time of such termination, all other conditions to Closing have been satisfied or would reasonably be expected to be satisfied at a Closing if a Closing were to occur and the parties were to comply with their respective covenants herein, then Solera shall pay WCAS the WCAS Reimbursement Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by WCAS, within two (2) Business Days following the occurrence of such termination. The parties hereto acknowledge and agree that (x) in no event shall Solera be required to pay the WCAS Reimbursement Amount on more than one occasion, and (y) except with respect to any breach of, or inaccuracy in, any representation or warranty made by Solera under this Agreement, or any failure of Solera to perform or comply with any covenant or agreement to be performed or complied with by it under this Agreement, WCAS's receipt of the WCAS Reimbursement Amount shall constitute the sole and exclusive remedy for

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any and all losses or damages suffered or incurred by the Company, SRS, WCAS SRS or any other Person in connection with this Agreement and the transactions contemplated hereby.
6.3    Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each party hereto.
6.4    Extension; Waiver.  WCAS SRS, on behalf of itself, WCAS, the Company and SRS, on the one hand, and Solera, on the other hand, hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of Solera and the Seller Parties, respectively, (b) waive any breaches of or inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of WCAS SRS or Solera to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
ARTICLE VII
GENERAL PROVISIONS
7.1    Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements of WCAS, WCAS SRS, the Company, SRS and Solera contained in this Agreement shall terminate at the Closing (it being understood and agreed that no party shall have recourse under this Agreement following the Closing for any breach of or inaccuracy in any such representation, warranty, covenant or agreement), except that only the covenants and agreements that by their terms survive the Closing shall so survive the Closing in accordance with their respective terms.
7.2    Notices.  Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission) (provided that any notice received by facsimile or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (local time of the recipient) shall be deemed to have been received at 9:00 a.m. (local time of the recipient) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.2):
(a)    if to any Seller Party or WCAS, to:

c/o Welsh, Carson, Anderson & Stowe XI, L.P.
320 Park Avenue, Suite 2500
New York, NY 10022
Attention:    Eric Lee
        Darren Battistoni
Facsimile No.:    (212) 893-9575

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with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:    Michael Movsovich
        Jeffrey Symons
Facsimile No.:    (212) 446-6460
(b)    if to Solera, to:

c/o Solera Holdings, Inc.
7 Village Circle
Suite 100
Westlake, Texas 76262
Attention:    Jason M. Brady, Secretary
Facsimile No.:    (734) 997-3751
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:     Stephen L. Ritchie, P.C.
Walter S. Holzer
Facsimile No.:    (312) 862-2200
7.3    Interpretation.
(f)    Unless otherwise indicated, all references herein to Articles, Sections or Annexes, shall be deemed to refer to Articles, Sections or Annexes of or to this Agreement, as applicable.
(g)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”
(h)    The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(i)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
(j)    Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

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(k)    Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
(l)    References to “$” and “dollars” are to the currency of the United States of America.
(m)    Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material,” “Company Material Adverse Effect” or a “Solera Material Adverse Effect” under this Agreement.
(n)    When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”
(o)    Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws.
(p)    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(q)    The words “made available” or words of similar import with respect to any item made available prior to the date of this Agreement by a Seller Party or WCAS shall mean delivered by such Person or such item was posted prior to June 26, 2013 in the online data room available to Solera entitled Project Oasis located at https://datasite.merrillcorp.com in a manner which was continuously visible from the date of posting until such date to Solera (and the Representatives of Solera) and which is labeled and filed in such a manner as to make its contents reasonably apparent.
7.4    Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that after the Closing, Solera may assign its rights but not its obligations under this Agreement to any of its Affiliates; provided, further, that the guaranty provided pursuant to Section 7.14 shall remain in full force and effect with respect to any assignee of Solera and shall in no way be diminished by reason of any assignment under this Section 7.4.
7.5    Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, the Disclosure Schedule, the Annexes, the Schedules and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

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7.6    Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 6.4 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
7.7    Expenses.  Except as may otherwise be expressly set forth herein, subject to Sections 4.6(a), 4.11 and 6.2(b), all fees and expenses incurred in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the potential consummation of the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses.
7.8    Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
7.9    Remedies.
(c)    Except as otherwise provided herein, any and all remedies available at law or in equity, whether or not herein expressly conferred upon a party, will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(d)    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically

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the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
(e)    The parties hereto further agree that (i) by seeking the remedies provided for in this Section 7.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 7.9 are not available or otherwise are not granted, and (y) nothing set forth in this Section 7.9 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 7.9 prior or as a condition to exercising any termination right under Article VI (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 7.9 or anything set forth in this Section 7.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter.
7.10    Governing Law.  This Agreement, and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof, shall be governed by and construed in accordance with the internal substantive Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
7.11    Consent to Jurisdiction.  Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 7.2, and nothing in this Section 7.11 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably submits itself and its properties and assets to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court sitting in the State of Delaware) for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof; (iii) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court sitting in the State of Delaware) for the purpose of any such action, proceeding or counterclaim; (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (v) waives any objection that it may now or hereafter have to the venue of any such action, proceeding or counterclaim in any such court or that such action, proceeding or counterclaim was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action, proceeding or counterclaim relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto agrees that a final judgment in any

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action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
7.12    WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
7.13    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
7.14    Guaranty.  As a condition and inducement to the willingness of each of WCAS SRS, the Company, SRS and WCAS to enter into this Agreement, Solera Parent (a) shall cause Solera to perform, satisfy and discharge in a timely manner each of the covenants and liabilities of Solera under this Agreement and (b) irrevocably, absolutely and unconditionally guarantees to WCAS SRS and the Company and their respective successors, endorsees, transferees and assigns punctual and full payment in cash and performance by Solera (i) of the Newco Purchase Price and the WCAS SRS Sale Price, in each case, when due from Solera, pursuant to Section 1.2, (ii) of any and all liabilities and damages payable by Solera under this Agreement (including, without limitation, any and all liabilities and damages of any kind whatsoever arising from Solera’s failure to perform any covenant or liability it has under this Agreement and the transactions contemplated by this Agreement) and (iii) notwithstanding anything to the contrary in this Agreement, any and all out-of-pocket fees and expenses (including fees and expenses of counsel) incurred by any of WCAS, WCAS SRS, the Company or Newco in enforcing their respective rights under this Section 7.14 (collectively, the “Guaranteed Obligations”). In the event that Solera fails to satisfy any of the Guaranteed Obligations in a timely manner, Solera Parent shall immediately perform or pay (as applicable) such Guaranteed Obligations. The foregoing provisions of this Section 7.14 shall terminate at the Closing, except with respect to Solera’s performance of its covenants set forth in Section 4.4.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned have caused this Recapitalization Agreement to be signed, all as of the date first written above.
WCAS SRS HOLDINGS, INC.

By: //Sanjay Swani
Name:    Sanjay Swani
Title:    President

SERVICE REPAIR SOLUTIONS, INC.

By: //Sanjay Swani
Name:    Sanjay Swani
Title:    Vice President and Assistant Secretary

WCAS SRS CO-INVESTMENT, L.P.
By: WCAS SRS Co-Investment GP, LLC
Its: General Partner
By: //Sanjay Swani
Name:    Sanjay Swani
Title:    President

WELSH, CARSON, ANDERSON & STOWE XI, L.P.
By: WCAS XI Associates LLC
Its: General Partner
By: //Sanjay Swani
Name:    Sanjay Swani
Title:    Managing Director

CLAIMS SERVICES GROUP, INC.,

By: //Tony Aquila
Name:    Tony Aquila
Title:    Chief Executive Officer

Solely for the purposes of Section 7.14:
SOLERA HOLDINGS, INC.
By: //Tony Aquila
Name:    Tony Aquila
Title:    Chief Executive Officer

[RECAPITALIZATION AGREEMENT]

ANNEX A
DEFINED TERMS
For all purposes of this Agreement, the following terms shall have the following respective meanings:
“2018 Indenture” shall mean that certain Indenture dated as of June 14, 2011, by and among Audatex North America, Inc., each of the Guarantors party thereto and U.S. Bank National Association (as Trustee).
“2018 Note Redemption” shall have the meaning set forth in Section 4.12(a).
“2018 Notes” shall mean those certain 6.75% senior notes due 2018 issued pursuant to the 2018 Indenture.
“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Solera or any of its Affiliates) to engage in an any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of the capital stock of Newco, the Company or any of the Company’s Subsidiaries; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of any substantial portion of the assets of the Company and its Subsidiaries taken as a whole (other than sales of inventory in the ordinary course of business) or any business division of the Company or any of the Company’s Subsidiaries; (iii) any merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) would hold any capital stock of Newco, the Company or any of the Company’s Subsidiaries; or (iv) a liquidation, dissolution or other winding up of Newco, the Company or any of the Company’s Subsidiaries.
“Action” shall mean any audit, charge, complaint, lawsuit, litigation, claim, investigation, action or other similar proceeding brought by or on behalf of or pending before any Governmental Authority or any arbitration.
“Acquisition Time” shall mean the date of the consummation of the Prior Merger.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such other Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Affiliate Contract” shall have the meaning set forth in Section 2.9.
“Agreement” shall have the meaning set forth in the preamble.
“Antitrust Laws” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.
“API” shall have the meaning set forth in Section 4.10.
“Available Cash” shall mean the sum of all cash, cash equivalents and marketable securities of the Company and its Subsidiaries as of immediately prior to the Closing, whether or not kept “on site” or held in deposit, checking, brokerage or other accounts of or in any safety deposit box or other physical storage device provided by a financial institution.
“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Westlake, Texas, New York, New York or Las Vegas, Nevada are permitted or required by Law, executive order or governmental decree to remain closed.
“Change” shall have the meaning set forth in the definition of “Company Material Adverse Effect.”
“Closing” shall have the meaning set forth in Section 1.1.
“Closing Date” shall have the meaning set forth in Section 1.1.
“Closing Indebtedness” shall have the meaning set forth in the recitals.
“Closing Transactions” shall have the meaning set forth in Section 1.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the preamble.
“Company Charter Documents” shall have the meaning set forth in Section 2.1.
“Company Common Stock” shall have the meaning set forth in the recitals.
“Company Employee Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other employee plan, program, policy, practice, contract, agreement or other arrangement, including, without limitation, any compensation, severance, termination pay, deferred compensation, performance awards, stock or stock‑related awards, fringe, retirement, death, disability, welfare or medical benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, whether or not subject to ERISA, that is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or with respect to which the Company, any of its Subsidiaries or ERISA Affiliates has or may have any liability or obligation.
“Company Intellectual Property” shall mean any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” shall mean any and all changes, effects, events, circumstances, conditions, developments (each a “Change”, and collectively, “Changes”), that individually or in the aggregate taken together with all other Changes has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or to prevent the Closing; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:
(i)    general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;
(ii)    conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii)    conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;
(iv)     political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;
(v)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;
(vi)    changes in Law or other legal or regulatory conditions (or the interpretations thereof) or changes in GAAP (or the interpretation thereof);
(vii)     the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Solera, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners; and
(viii)     any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).
Notwithstanding anything herein to the contrary, no Change or Changes described in clauses (i) through (vi) of this definition shall be disregarded to the extent such Change or Changes had a material disproportionate effect on the Company or its Subsidiaries relative to other companies in the same industry.
“Company Material Contracts” shall have the meaning set forth in the Merger Agreement.
“Company Permits” shall have the meaning set forth in the Merger Agreement.
“Company Personnel” shall mean any current or former officer, employee, consultant or director of the Company or any of its Subsidiaries.
“Conflict” shall have the meaning set forth in Section 2.5.
“Contract” shall mean any written or oral contract, subcontract, note, bond, mortgage, indenture, lease, sublease, license, sublicense, undertaking or other legally binding agreement.
“Credit Agreement” shall have the meaning set forth in the recitals.
“Disclosure Schedule” shall have the meaning set forth in preamble to ARTICLE II.
“Dissenting Shares” shall have the meaning set forth in the Merger Agreement.
“DOJ” shall mean the United States Department of Justice.
“End Date” shall have the meaning set forth in Section 6.1(b).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Extended End Date” shall have the meaning set forth in Section 6.1(b).
“Financing” shall have the meaning set forth in Section 4.12(a).
“FTC” shall mean the United States Federal Trade Commission.
“GAAP” shall mean United States generally accepted accounting principles as in effect on the date hereof.
“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.
“HSR Act” shall mean the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” shall mean, with respect to any Person, any of the following, without duplication: (a) any indebtedness of such Person for borrowed money, loans or advances, including any principal and interest, (b) any indebtedness of such Person evidenced by notes, bonds, mortgages, debentures or any other debt instrument or security, (c) any obligations of such Person under any leases which are required to be classified as capitalized leases under the Accounting Principles, (d) all obligations in respect of any financial hedging arrangements including any interest rate swap, (e) all obligations or commitments by which a Person assures a creditor against loss (including letters of credit and bankers’ acceptances and contingent reimbursement obligations with respect to letters of credit and bankers’ acceptances), in each case, to the extent payable and not contingent, (f) all indebtedness for earn outs or the deferred purchase price of property or services with respect to which a Person is liable as obligor or otherwise; (g) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (h) any guaranty by such Person of any indebtedness of any other Person of a type described in clauses (a) through (g) above and (i) all interest, fees, prepayment premiums, penalties and other fees and expenses owed with respect to the indebtedness referred to above assuming the repayment in full of such indebtedness as of such time. Notwithstanding the foregoing, Indebtedness shall exclude (i) any trade payables and other current liabilities arising in the ordinary course of business, (ii) any operating or lease obligations (other than capitalized leases described in clause (c) of this definition), (iii) the undrawn portion of letters of credit, performance bonds, bankers acceptances or similar obligations, and (iv) any Unpaid Transaction Expenses.
“Intellectual Property Rights” shall mean any and all of the following in any jurisdiction through the world (and including all rights arising under or associated with any of the following): (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world; (b) copyrights, copyright registrations and applications, and all renewals therefor and all data, databases and database rights; (c) trade names, logos, slogans, trademarks and service marks, Internet domain names, and all other indicia of origin, and all registrations, applications, and renewals for any of the foregoing and all goodwill associated therewith throughout the world; (d) trade secrets, know-how, technical and other types of confidential information; and (e) any other intellectual property or other similar or equivalent rights to any of the foregoing.
“IR Agreement” shall have the meaning set forth in Section 4.10.
“Knowledge” shall mean with respect to (a) the Company, the actual knowledge, after reasonable inquiry, as of the date hereof of each individual identified under Knowledge of the Company on Annex B, and (b) WCAS, the actual knowledge as of the date hereof of each individual identified under Knowledge of WCAS on Annex B, in each case, for so long as such individual is employed by the Company, any of its Subsidiaries or Welsh, Carson, Anderson & Stowe, as applicable.
“Law” shall mean any applicable law, statute, treaty, constitution, principle of common law, ordinance, code, rule, regulation, Order or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“liability” shall mean any obligation or liability whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
“Liens” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest or encumbrance of any nature.
“Management Rights Letter” shall have the meaning set forth in Section 1.3(a)(ix).
“Material Restriction” shall have the meaning set forth in Section 4.6(e).
“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of June 30, 2013, by and among WCAS SRS Parent, WCAS SRS Merger Sub, Inc., SRS and Warburg Pincus Private Equity VIII, L.P.
“MPI” shall have the meaning set forth in Section 4.10.
“Newco” shall have the meaning set forth in the recitals.
“Newco Charter Documents” shall have the meaning set forth in Section 2.1.
“Newco Class A Common Stock” shall have the meaning set forth in the recitals.
“Newco Class B Common Stock” shall have the meaning set forth in the recitals.
“Newco Class A Issuance Shares” shall have the meaning set forth in the recitals.
“Newco Class A Purchase Price” shall have the meaning set forth in the recitals.
“Newco Class B Issuance Shares” shall have the meaning set forth in the recitals.
“Newco Class B Purchase Price” shall have the meaning set forth in the recitals.
“Newco Common Stock” shall have the meaning set forth in the recitals.
“Newco Contribution” shall have the meaning set forth in the recitals.
“Newco Issuance” shall have the meaning set forth in the recitals.
“Newco Issuance Shares” shall have the meaning set forth in the recitals.
“Newco Purchase Price” shall have the meaning set forth in the recitals.
“Order” shall mean any order, judgment, decision, decree, injunction, pronouncement, ruling, writ or assessment of, by or on behalf of any Governmental Authority (whether temporary, preliminary or permanent) or arbitrator.
“ordinary course” and “ordinary course of business” shall mean, with respect to any Person, in the ordinary, usual and normal course of business consistent with its past custom and practice (including with respect to quantity, quality, frequency, cost and/or pricing).
“Permit” shall mean any permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities.
“Permitted Liens” shall mean any of the following: (a) Liens for Taxes not yet due and payable, or being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established on the Company’s books in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due; (c) leases, subleases and licenses with respect to real property; (d) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (e) Liens or other defects, imperfections or irregularities in title, easements, covenants and rights of way and other similar restrictions of record, and zoning, building and other similar codes or restrictions which are imposed by any governmental authority having jurisdiction over such leased real property, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (f) statutory, common law or contractual liens of landlords; (g) with respect to Technology and other Intellectual Property Rights, restrictions associated with licenses and covenants entered into in the ordinary course of business, and (h) Liens under the Credit Agreement.
“Person” shall mean an individual, corporation, partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a Governmental Authority.
“Pre-Closing Period” shall mean the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the Closing Date and (b) the date on which this Agreement is terminated in accordance with its terms.
“Prior Merger” shall mean the “Merger,” as defined in the Merger Agreement.
“Registration Rights Agreement” shall have the meaning set forth in Section 1.3(a).
“Representative” shall mean, with respect to any Person, any director, officer or employee of such Person, or any financial advisor, accountant, legal counsel, consultant or other authorized agent or representative retained by such Person.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.
“Seller Parties” shall have the meaning set forth in the preamble to Article II.
“Side Letter” shall have the meaning set forth in Section 1.3(a)(x).
“Solera” shall have the meaning set forth in the preamble.
“Solera Charter Documents” shall have the meaning set forth in Section 3.1.
“Solera Material Adverse Effect” shall mean any and all Changes, that individually or in the aggregate taken together with all other Changes has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition, assets or results of operations of Solera and its Subsidiaries, taken as a whole, or to prevent the Closing; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Solera Material Adverse Effect,” and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Solera Material Adverse Effect” has occurred or may, would or could occur:
(i)    general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;
(ii)    conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iii)    conditions (or changes in such conditions) in the industries in which Solera and its Subsidiaries conduct business;
(iv)     political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;
(v)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;
(vi)    changes in Law or other legal or regulatory conditions (or the interpretations thereof) or changes in GAAP (or the interpretation thereof);
(vii)     the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Solera, (B) the loss or departure of officers or other employees of Solera, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in Solera’s relationships with any of its customers, suppliers, distributors or other business partners; and
(viii)     any failure by Solera to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).
Notwithstanding anything herein to the contrary, no Change or Changes described in clauses (i) through (vi) of this definition shall be disregarded to the extent such Change or Changes had a material disproportionate effect on Solera or its Subsidiaries relative to other companies in the same industry.
“Solera Parent” shall have the meaning set forth in the preamble.
“Solera SEC Filings” shall have the meaning set forth in Section 3.8.
“SRS” shall have the meaning set forth in the preamble.
“Stockholders Agreement” shall have the meaning set forth in Section 1.3(a).
“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.
“Subsidiary Charter Documents” shall mean the certificate of incorporation and bylaws, or like organizational documents, of each of the Subsidiaries of the Company.
“Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, capital stock, license, registration, withholding, payroll, recapture, employment, unemployment, escheat, environmental, windfall profit, excise, property, alternative or add-on minimum taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts.
“Tax Returns” shall have the meaning set forth in the Merger Agreement.
“Technology” shall mean any or all of the following, but not the patent, trademark, copyright, trade secret or other similar intellectual property rights therein or associated therewith: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, software, source code, object code, compilations, databases, derivative works, literary works, maskworks, and sound recordings; (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features; and (iv) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques.
“United States” shall mean the United States of America.
“Unpaid Transaction Expenses” shall mean, to the extent unpaid as of immediately prior to the Closing, the sum of the fees, costs and expenses incurred by the parties hereto in connection with the process for the transactions contemplated hereby payable to any Person, including any fees, costs and expenses payable to (i) legal counsel to Solera, and legal counsel to WCAS, WCAS SRS, Newco, the Company or any of the Company’s Subsidiaries, and any other attorneys engaged by any of the parties hereto prior to the Closing in connection with the transactions contemplated hereby and (ii) any outside accountants or other advisors engaged by WCAS, WCAS SRS, Newco, the Company or any of the Company’s Subsidiaries prior to the Closing in connection with the transactions contemplated hereby; provided that the Unpaid Transaction Expenses of the Seller Parties (the “WCAS Reimbursement Amount”) shall not exceed the amount set forth under “WCAS Reimbursement Amount Cap” on Section 8 of the Disclosure Schedule (the “WCAS Reimbursement Amount Cap”) and the Unpaid Transaction Expenses of Solera shall not exceed the amount set forth under “Solera Expense Cap” on Section 8 of the Disclosure Schedule.
“WCAS” shall have the meaning set forth in the preamble.
“WCAS Investors” shall have the meaning set forth in the recitals.
“WCAS Reimbursement Amount” shall have the meaning set forth in the definition of “Unpaid Transaction Expenses” and shall not exceed the WCAS Reimbursement Amount Cap.
“WCAS SRS” shall have the meaning set forth in the preamble.
“WCAS SRS Contribution” shall have the meaning set forth in the recitals.
“WCAS SRS Parent” shall mean WCAS SRS Parent, Inc., a Delaware corporation.
“WCAS SRS Sale” shall have the meaning set forth in the recitals.
“WCAS SRS Class A Sale Price” shall have the meaning set forth in the recitals.
“WCAS SRS Class A Sale Shares” shall have the meaning set forth in the recitals.
“WCAS SRS Class B Sale Price” shall have the meaning set forth in the recitals.
“WCAS SRS Class B Sale Shares” shall have the meaning set forth in the recitals.
“WCAS SRS Sale Price” shall have the meaning set forth in the recitals.
“WCAS SRS Sale Shares” shall have the meaning set forth in the recitals.
“WARN Act” shall have the meaning set forth in the Merger Agreement.

ANNEX B
KNOWLEDGE

Knowledge of the Company
1.Kevin O’Shaughnessy
2.Jeffrey M. Sweet
3.Rich Holland
4.Darren Battistoni
5.Eric Lee
6.Sanjay Swani

Knowledge of WCAS
1.Darren Battistoni
2.Eric Lee
3.Sanjay Swani